EXHIBIT 99.1

[METASOLV Logo]

FOR IMMEDIATE RELEASE

Contact:

Media Relations

Ed Bryson

MetaSolv Software, Inc.

(972) 543-5117

ebryson@metasolv.com

Investor Relations

Glenn Etherington, CFO

MetaSolv Software, Inc.

(972) 403-8501

getherington@metasolv.com

MetaSolv Announces Executive Leadership Transition

T. Curtis Holmes, Jr. to become MetaSolv president and CEO;

founder Jim Janicki named executive chairman of the board, chief software architect

PLANO, TEXAS, July 30, 2003 – MetaSolv, Inc. (NASDAQ: MSLV) a global leader in communications management solutions for next-generation and traditional networks and services, today announced that president and COO T. Curtis Holmes, Jr. has been named president and CEO, expanding his role to include overall leadership and strategic direction for the company. MetaSolv founder and current CEO James P. Janicki has been appointed executive chairman of the board of directors and chief software architect for MetaSolv, providing leadership for MetaSolv’s strategic technology and product vision and direction. John W. White, the current chairman of MetaSolv’s board of directors, will become MetaSolv’s lead outside director.

“Since joining MetaSolv, Curtis has demonstrated courage and strength in guiding the company through a dramatic transformation during an unprecedented downturn in the telecommunications sector, positioning us for long-term leadership in our industry. MetaSolv is fortunate to have a dynamic, seasoned leader like Curtis ready for the CEO position,” said Janicki. “As we continue to work together to ensure a smooth leadership transition, I am eager to focus more attention on my true passion – designing, developing, and integrating MetaSolv’s considerable software assets to deliver even greater value to our customers.”

With a combination of determined entrepreneurial spirit and technology expertise, Janicki and several colleagues launched MetaSolv in 1992. Under Janicki’s leadership, the company developed an innovative, comprehensive operations support system (OSS) solution to streamline network resource management and service order management for communications service providers. MetaSolv grew rapidly as the telecommunications industry experienced explosive growth during the late 1990’s. Following its IPO in 1999, MetaSolv achieved 12 consecutive quarters of profitable growth, and became a recognized leader in OSS with more than 100 service provider customers. Janicki is the recipient of numerous honors including the Ernst & Young Entrepreneur of the Year Award and the Tech Titan Corporate CEO award from the Metroplex Technology Business Council.

Holmes has led MetaSolv’s significant global expansion effort and key strategy-driven acquisitions, including acquiring OSS software assets from Nortel Networks early in 2002, and acquiring London-based Orchestream Holdings plc in January 2003. Holmes joined MetaSolv in January 2001 following a distinguished 17-year career at Lucent Technologies, where he led the Intelligent Network Unit. Under Holmes’ direction, the Intelligent Network Unit achieved a major global expansion, market leadership position, and returned to revenue growth and profitability. Holmes earned a masters degree in computer science from Purdue University and B.S. in computer science from Southern University.

“I continue to be impressed and encouraged by the commitment of the MetaSolv team to delivering real value to our communications service provider customers around the globe. We will maintain our focus on global expansion, strengthening our market leadership position, and returning MetaSolv to profitability,” said Holmes. “I am grateful for this opportunity, and for the support and guidance that Jim has provided me. I am confident that we have the right strategy, comprehensive portfolio of products and solutions, and talented team to achieve our goals.”

“Working together over the last two and a half years, Jim and Curtis have successfully steered MetaSolv through a major transformation into a truly global communications software industry leader, despite a rapidly deteriorating economic climate. Now we will further leverage Curtis’ proven leadership capabilities to move MetaSolv forward, while continuing to rely on Jim’s input on key business development issues and his significant expertise and guidance to drive overall product strategy,” said White. “MetaSolv is fortunate to have two top leaders with keen business instincts and deep experience and knowledge in communications software.”

MEDIA/INDUSTRY ANALYSTS ADVISORY

MetaSolv CEO Curtis Holmes and executive chairman/chief software architect Jim Janicki will be available via conference call to answer questions from media and industry analysts at 5 p.m. central, Wednesday, July 30, 2003.

To participate in the media/industry analysts’ conference call, dial (888) 339-2688. The international dial-in number is (617) 847-3007.

The pass code for the conference call is 68257348.

About MetaSolv

MetaSolv is a leading, global provider of comprehensive service fulfillment software solutions for communications service providers. MetaSolv’s advanced operations support system (OSS) solutions integrate and automate key operational processes and functions, including service and subscriber provisioning, network resource management, network data collection, and service quality management. More than 170 global fixed-line and mobile operators – including BT, Brasil Telecom, Cable & Wireless, Nextel, T-Mobile, Telstra, Vodafone, and others – use MetaSolv’s products and services to achieve increased revenues, reduced costs, and enhanced customer service. MetaSolv is a global company, with U.S. headquarters in Plano, Texas, Europe headquarters in London, and regional offices in Toronto, Ottawa, Sophia-Antipolis, France, Rio de Janeiro, and other key global cities. MetaSolv’s web site is www.metasolv.com.

MetaSolv is a registered trademark. The MetaSolv logo and MetaSolv Solution are trademarks of MetaSolv Software, Inc. All other trademarks are property of their respective owners.

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This press release contains forward-looking statements that are based upon current expectations and assumptions and involve a number of risks and uncertainties. Actual results could differ materially from MetaSolv’s current expectations. MetaSolv assumes no obligation to update any such forward-looking statement. Using the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, MetaSolv cautions you that these statements may be affected by the important factors, among others, described in the documents and reports filed by MetaSolv from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for 2002, as well as by other factors, including, but not limited to: the variance of quarterly operating results; the Company’s ability to successfully manage and integrate acquisitions; the Company’s reliance on sales of its software; the need to expand sales and distribution capabilities; the need to expand to new customer markets; the Company’s continued use of strategic relationships; its ability to manage growth; the Company’s international operations; its ability to meet customer expectations; the quality of the Company’s software delivered; competition; consolidation within the telecommunications industry; effects of the executive leadership transition from James P. Janicki to T. Curtis Holmes; and limitations on the ability of customers to obtain adequate financing.

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